                                                          Exhibit 5.1

                                  April 7, 2000



Adaptec, Inc.
691 South Milpitas Boulevard
Milpitas, California  95035

         RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as counsel to Adaptec, Inc., a Delaware corporation (the "Company" or "you"), and have examined the Company's registration statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about April 7, 2000 in connection with the registration for resale under the Securities Act of 1933, as amended, of 391,997 shares of common stock, $0.001 par value per share (the "Shares").

         As your legal counsel, we have examined the proceedings taken with respect to the issuance of the Shares. It is our opinion that the Shares have been legally and validly issued and are fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Sincerely,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati